CONVERTIBLE PROMISSORY NOTE

US $33,850.00	Carpinteria, California
February 27, 2013

For good and valuable consideration, IDS SOLAR TECHNOLOGIES, INC., a Nevada corporation, (''Maker''), hereby makes and delivers this Convertible Promissory Note (this "Note") in favor of Argent Offset LLC or its assigns ("Holder") and hereby agree as follows:

1. Principal Obligation and Interest. For value received, Maker promises to pay to Holder 736 Arbol Verde Street Carpinteria CA 93013 or at such other place as Holder may designate in writing. In currently available funds of the United States, the principal sum of Thirty Three Thousand Eight Hundred Fifty Dollars and No Cents ($33,850.00). Maker's obligation under this Note shall accrue interest at the rate of eighteen percent (18.0%) per annum from the date hereof until paid in full, compounded monthly. Interest shall be computed on the basis of a 365-day year or 366-day year, as applicable and actual days lapsed.

2. Payment Terms.

a. Maker agrees to remit payment in full of all principal and interest due hereunder to Holder on or before August 26, 2013.

b. All payments shall be applied first to late charges, then to interest then to principal and shall be credited to the Maker's account on the dale that such payment is physically received by the Holder.

c. Maker shall have the right to prepay all or any part of the principal under this Note without penalty.

d. This Note shall be accompanied by a Warrant giving Holder the right to purchase 50,000 shares of the Maker's common stock at a price of$0.20 per share for a period of 3 years.

e. This Note amends and replaces in its entirety the Promissory Note previously issued from Maker to Holder in the amount of $20,000 and dated October 12. 2012. All obligation s accruing under such prior note arc subsumed in their entirety within the terms of this Note.

3. Conversion. Holder shall have the right at any time to convert all or any part of the outstanding and unpaid principal amount of this Note into fully paid and non-assessable shares of common stock of the Maker, at the conversion price of $0.11 per share (the "Conversion Price") as provided herein (a "Conversion") The number of shares of common stock to be issued upon each conversion of this Note shall be determined by dividing the Conversion Amount (as defined below) by the Conversion Price as specified in the notice of conversion given by Holder (the "Notice of Conversion"), delivered to the Maker by the Holder on such conversion date (the "Conversion Date"). The term “Conversion Amount” means, with respect to any conversion of this Note, the sum of (1) the principal amount of this Note to be converted in such conversion plus (2) at the Holder's option, accrued and unpaid interest, if any, on such principal amount at the interest rates provided in this Note to the Conversion Date. In no case, however, may Holder convert any portion of this Note into common stock of Maker if such Conversion Amount will result in Holder (in combination with all of Holder's other shares of the Maker) owning more than 4.99% of the fully diluted, total issued and outstanding shares of Maker's common stock.

4. Representations and Warranties of Maker. Maker hereby represents and warrants the following to Holder:

a. Maker and those executing this Note on its behalf have the full right, power, and authority to execute, deliver and perform the Obligations under this Note, which are not prohibited or restricted under the articles of incorporation or bylaws of Maker. This Note has been duly executed and delivered by an authorized officer of Maker and constitutes a valid and legally binding obligation of Maker enforceable in accordance with its terms.

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b. The execution of this Note and Maker's compliance with the terms, conditions and provisions hereof does not conflict with or violate any provision of any agreement, contract, lease, deed of trust, indenture, or instrument to which Maker is a party or by which Maker is bound, or constitute a default thereunder.

5. Defaults. The following shall be events of default under this Note:

a. Maker's failure to remit any payment under this Note on before the date due, if such failure is not cured in full within five (5) days of written notice of default;

b. Maker's failure to perform or breach of any non-monetary obligation or covenant set forth in this Note or in any other written agreement between Maker and Holder if such failure is not cured in full within ten (10) days following delivery of written notice thereof from Holder to Maker;

c. If Maker is dissolved, whether pursuant to any applicable articles of incorporation or bylaws, and/or any applicable laws, or otherwise;

d. Default in the Maker's obligation for borrowed money, other than this Note, which shall continue for a period of twenty (20) days;

e. The entry of a decree or order by a court having jurisdiction in the premises adjudging the Maker bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Maker under the federal Bankruptcy Code or any other applicable federal or state law, or appointing a receiver, liquidator, assignee or trustee of the .Maker or any substantial part if its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of twenty(20) days;

f. Maker's institution of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or its filing of a petition or answer or consent seeking reorganization or relief under the federal Bankruptcy Code or any other applicable federal or state law, or its consent to the filing of any such petition or to the appointment of a receiver. liquidator, assignee or trustee of the company, or of any substantial part of its property, or its making of an assignment for the benefit of creditors or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Maker in furtherance of any such action; or

g. Should Holder, in its sole and absolute discretion, at any time deem itself insecure or determine that repayment is at risk or unlikely and provide not less than three (3) days written notice thereof to Maker.

6. Rights and Remedies of Holder. Upon the occurrence of an even t of default by Maker under this Note or at any time before default when the Holder reasonably feels insure, then, in addition to all other rights and remedies at law or in equity. Holder may exercise any one or more of the following rights and remedies:

a. Accelerate the time for payment of all amounts payable under this Note by written notice thereof to Maker, whereupon all such amount shall be immediately due and payable.

b. Pursue any other rights or remedies available to Holder at law or in equity.

7. Interest To Accrue Upon Default. Upon the occurrence of an event of default by Maker under this Note, the balance then owing under the terms of this Note shall accrue interest at the rate of eighteen percent (18.0%) per annum, compounded monthly, from the dare of default until Holder is satisfied in full.

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8. Representation of Counsel. Maker and Holder acknowledge that they have consulted with or have had the opportunity to consult with their independent legal counsels prior to executing this Note. This Note has been freely negotiated by Maker and Holder directly, and any rule of construction to the effect that any ambiguities arc to be resolved against the drafting party shall not be employed in the interpretation of this Note.

9. Choice of Laws; Actions. This Note shall be constructed and construed in accordance with the internal substantive laws of the State of Nevada, without regard to the choice of law principles of said State. Maker acknowledges that this Note has been negotiated in Clark County, Nevada. Accordingly, the exclusive venue of any action, suit, counterclaim or cross claim arising under, out of, or in connection with this Note shall be the state or federal courts in Clark County, Nevada. Maker hereby consents to the personal jurisdiction of any court of competent subject matter jurisdiction sitting in Clark County, Nevada.

10. Usury Savings Clause. Maker expressly agrees and acknowledges that Maker and Holder intend and agree that this Note shall not be subject to the usury laws of any state other than the State of Nevada. Notwithstanding anything contained in this Note to the contrary, if collection from Maker of interest at the rate set forth herein would be contrary to applicable laws of such State, then the applicable interest rate upon default shall be the highest interest rate that may be collected from Maker under applicable laws at such time.

11. Costs of Collection. Should the indebtedness represented by this Note, or any part hereof, be collected at law, in equity, or in any bankruptcy, receivership or other court proceeding, or this Note be placed in the hands of any attorney for collection alter default, Maker agrees to pay, in additional to the principal and interest due hereon, all reasonable attorneys' fees, plus all other costs and expenses of collection and enforcement including any fees incurred in connection with such proceedings or collection of the Note.

12. Miscellaneous.

a. This Note shall be binding upon Maker and shall inure to the benefit of Holder and its successors, assigns, heirs, and legal representatives.

b. Any failure or delay by Holder to insist upon the strict performance of any term, condition, covenant or agreement of this Note, or to exercise any right, power or remedy hereunder shall not constitute a waiver of any such term, condition, covenant, agreement, right, power or remedy.

c. Any provision of this Note that is unenforceable shall be severed from this Note to the extent reasonably possible without invalidating or affecting the intent, validity or enforceability of any other provision of this Note.

d. This Note may not be modified or amended in any respect except in a writing executed by the party to be charged.

e. Time is of the essence.

13. Notices. All notices required to be given under this Note shall be given at such address as a party may designate by written notice to the other party. Notices may be transmitted by facsimile, certified mail, private delivery, or any other commercially reasonable means, and shall be deemed given upon receipt by the Party to whom they are addressed.

14. Waiver or Certain Formalities. All parties to this Note hereby Wave presentment, dishonor, notice of dishonor and protest. All parties hereto consent to, and Holder is hereby expressly authorized to make, without notice, any and all renewals, extensions, modifications or waivers of the time for or the terms of payment of any sum or sums due hereunder, or under any documents or instruments relating to or securing this Note or of the performance of any covenants, conditions or agreements hereof or thereof. Any such action taken by Holder shall not discharge the liability of any party this Note.

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IN WITNESS WHEREOF, this Note has been executed effective the date and place first written above.

“Maker”: IDS SOLAR TECHNOLOGIES, INC.

/s/ Bruce R. Knoblich
Bruce R. Knoblich
Chairman & CEO

“Holder”: Argent Offset LLC

/s/ Rick Nareson
Rick Narveson, Managing Member

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